   As filed with the Securities and Exchange Commission on November 13, 2000

                                                     Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------

                                   Form S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------

                              H. J. Heinz Company
            (Exact name of registrant as specified in its charter)

             Pennsylvania                            25-0542520
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

               600 Grant Street, Pittsburgh, Pennsylvania 15219
         (Address of principal executive offices, including zip code)

                              H. J. Heinz Company
                            2000 Stock Option Plan
                           (Full title of the plan)

              Laura Stein, Senior Vice President--General Counsel
                              H. J. Heinz Company
                               600 Grant Street
                        Pittsburgh, Pennsylvania 15219
                    (Name and address of agent for service)

                                 412-456-5700
            (Telephone, including area code, of agent for service)
                                 ------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                      Proposed
                                                      maximum     Proposed maximum  Amount of
       Title of securities          Amount to be   offering price    aggregate     registration
        to be registered             registered      per share     offering price      fee
-----------------------------------------------------------------------------------------------
H. J. Heinz Company Common
 Stock, par value $.25 per share.   15,000,000(a)    $42.125(b)   $631,875,000(b)    $166,815

================================================================================

(a) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement registers such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions contained in the Company's 2000 Stock Option Plan.

(b) Pursuant to rule 457(h) the proposed maximum aggregate offering price is based upon $42.125 per share, the average of the high and low prices per share of the Company's Common Stock on the New York Stock Exchange-- Composite Tape on November 7, 2000.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II

                    INFORMATION REQUIRED IN THE PROSPECTUS

Item 3. Incorporation of Certain Documents By Reference

  The following documents are incorporated herein by reference:

  (a) H. J. Heinz Company Annual Report on Form 10-K for the fiscal year ended May 3, 2000.

  (b) H. J. Heinz Company Quarterly Report on Form 10-Q for the quarterly period ended August 2, 2000.

  (c) The description of H. J. Heinz Company's Common Stock contained in its Registration Statement on Form 10 filed in 1945, as amended by an amendment on Form 8 dated January 16, 1984.

  All documents filed by the Registrant with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

  Not Applicable.

Item 5. Interests of Named Experts and Counsel

  Certain legal matters in connection with the legality of the issuance of the Company's Common Stock pursuant to the Company's 2000 Stock Option Plan (the "Plan") have been passed upon by Laura Stein, Senior Vice President--General Counsel of the Company. Ms. Stein is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

  The Company provides in Article Sixth of its Articles of Incorporation and
Article VII of its By-Laws for the limitation of the liability of the Company's directors to the maximum extent permitted under Pennsylvania law from time to time in effect. These provisions were approved by the Company's shareholders on September 9, 1987 and were adopted as a result of the passage of the Directors' Liability Act (an amendment to the Pennsylvania Judicial
Code) which became effective on January 27, 1987 (the "Act"). The Act permits Pennsylvania corporations to eliminate, subject to shareholder approval of a provision in a corporation's bylaws, the personal liability (including liability to the corporation or to its shareholders) of directors for monetary damages for a breach of, or a failure to perform, their duties as directors, except to the extent their acts or omissions constitute self dealing, willful misconduct or recklessness. The Act does not apply, however, to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

  In addition, the Company provides in Article Sixth of its Articles of Incorporation and Article VIII of its By-Laws for the indemnification of the Company's directors, officers and others who may be later designated by the Board of Directors of the Company to the maximum extent permitted under Pennsylvania law from time to time in effect with respect to proceedings based on acts or omissions on or after January 27, 1987. These provisions were also adopted in response to the Act, which provides that directors, officers and other persons designated by the directors may be indemnified against liabilities and expenses incurred in the performance of their duties subject to the limitation that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness. The Act has been repealed and provisions comparable to those contained in the Act are now set forth in Subchapter B of Chapter 17 of the Business Corporation Law of 1988, as amended (the "BCL"). Given that the aforementioned provisions relating to indemnification incorporate the full extent of indemnification permitted under Pennsylvania law as from time to time in effect, such provisions would implement automatically any future changes in the law which expand the scope of permissible indemnification of the Company's directors and officers. However, any amendment or repeal of these provisions would not limit the rights of directors or officers to be indemnified with respect to acts or omissions which occurred prior to any such change.

  In connection with the adoption of Article VIII of the By-Laws relating to indemnification, the Company retained Article IX (formerly Article VII) of its By-Laws which provides for the indemnification of its present and former directors, officers, and managerial employees to the fullest extent permitted by and in accordance with the standards and procedures provided under Subchapter D of Chapter 17 of the BCL unless such persons have received the benefits of indemnification under Article VIII of the Company's By-Laws. Subchapter D of the BCL sets forth comprehensive indemnification provisions authorizing corporations to indemnify present and former directors, officers, employees and agents against liabilities incurred in connection with their service in such capacities. Under these sections of the BCL, such persons could be indemnified only if (i) the director or officer was successful on the merits of the suit or proceeding in respect of which indemnification was sought or (ii) indemnification was ordered by a court or (iii) a determination was made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, by independent legal counsel or by the stockholders that the director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

  The Company is also authorized under Pennsylvania law, including the BCL, its Articles of Incorporation (Article Sixth) and its By-Laws (Article VIII and Article IX) to purchase insurance against such liabilities, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the Company's Articles of Incorporation or By-Laws. The Company has obtained directors' and officers' and fiduciary liability insurance against loss, within certain policy limits, arising from any claim made against the Company's directors, officers, and fiduciaries by reason of any wrongful act, as defined in such insurance policies, in their respective capacities as directors or officers or as fiduciaries under certain of the Company's employee benefit plans.

Item 7. Exemption from Registration Claimed

  Not Applicable.

Item 8. Exhibits

  Exhibits required to be filed pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K are listed below and except as otherwise indicated below are filed herewith as a part of this Registration Statement.

   Number                              Description
   ------                              -----------
     4    H. J. Heinz Company 2000 Stock Option Plan is incorporated herein by reference to Appendix A to H. J. Heinz Company definitive proxy statement dated August 4, 2000.
     5    Opinion of Laura Stein, Esq., Senior Vice President--General Counsel
          of the Company, as to legality of the Common Stock to be issued pursuant to the 2000 Stock Option Plan.
    23.1  Consent of PricewaterhouseCoopers LLP.
    23.2  Consent of Laura Stein is set forth in Exhibit 5.
    24    Powers of Attorney.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 9, 2000.

                                          H. J. HEINZ COMPANY

                                                     /s/ Paul F. Renne
                                          By...................................
                                                       Paul F. Renne
                                                 Executive Vice President,
                                                Chief Financial Officer and
                                                         Director
                                               (Principal Financial Officer)

                                 ------------

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on November 9, 2000.


        Signature         Title
        ---------         -----
 William R. Johnson       Chairman of the Board,
                          President, Chief
                          Executive Officer and
                          Director (Principal
                          Executive Officer)
 Samuel C. Johnson        Director
 Donald R. Keough         Director                             /s/ Laura Stein
 Nicholas F. Brady        Director                       By.........................
 Edith E. Holiday         Director                               Laura Stein
 Candace Kendle           Director                            Attorney-in-Fact
 Mary C. Choksi           Director
 James M. Zimmerman       Director
 Leonard S. Coleman, Jr.  Director
 Dean R. O'Hare           Director
 Thomas J. Usher          Director


         /s/ William J. Showalter
 ..........................................
           William J. Showalter
            Vice President and
           Corporate Controller
      (Principal Accounting Officer)

                                 EXHIBIT INDEX

  Exhibits required to be filed pursuant to Item 8 of Form S-8 and Item 601 of Regulation S-K are listed below and except as otherwise indicated below are filed as a part of this Registration Statement. The exhibit numbers listed below correspond to the exhibit numbers designated in Item 601 of Regulation S-K.

   Number                              Description
   ------                              -----------
     4    H. J. Heinz Company 2000 Stock Option Plan is incorporated herein by reference to Appendix A to the H. J. Heinz Company definitive proxy statement dated August 4, 2000.
     5    Opinion of Laura Stein, Esq., Senior Vice President--General Counsel
          of the Company, as to legality of the Common Stock to be issued pursuant to the 2000 Stock Option Plan.
    23.1  Consent of PricewaterhouseCoopers LLP.
    23.2  Consent of Laura Stein is set forth in Exhibit 5.
    24    Powers of Attorney.